Exhibit 99.1

Rekor Systems Takes Legal Action Against Former Director Following Extensive Investigation into Alleged Breaches of Fiduciary Duty in Connection with a December 2025 Financing with a Hedge Fund

Delaware action is the first step by Rekor's Board following the October 16th annual meeting and months of investigation by the Company and its counsel into the extremely high utilization rate of the Company's common stock to borrow and other unusual activity

COLUMBIA, Md., October 19, 2026 (GLOBE NEWSWIRE) — Rekor Systems, Inc. (NASDAQ: REKR) ("Rekor" or the "Company") today announced that on October 16, 2026, it filed a complaint in the Delaware Court of Chancery against a former member of its Board of Directors, alleging breaches of fiduciary duty in connection with the Company's December 2025 financing with a hedge fund. The Board authorized the action following months of investigation by the Company and its legal counsel. The complaint is being furnished as an exhibit to the Company's Current Report on Form 8-K and may be accessed through Rekor's filings on the SEC's EDGAR website. View Rekor SEC filings on EDGAR.

The complaint addresses alleged failures to disclose material information and potential conflicts of interest bearing on the Board's evaluation of the financing. Rekor seeks damages and other appropriate relief. The allegations have not been adjudicated; the complaint contains the detailed allegations and supporting account.

As previously disclosed in the Company's April 14, 2025 Form 8-K, Rekor identified an accumulation of approximately 14% of its outstanding common stock through a single Depository Trust Company participant, for which the beneficial ownership could not be determined from available reporting, and notified the SEC and FINRA. The Company continues to review ownership reporting and trading activity, including potential noncompliance with Section 13(d) beneficial ownership reporting requirements and potential recovery of short-swing profits under Section 16(b) of the Securities Exchange Act of 1934. Counsel is evaluating whether any further claims or remedies are warranted. No violation has been established, and additional action will depend on the evidence and applicable law.

Robert A. Berman, Chairman and Chief Executive Officer of Rekor Systems, stated:

"Our Board took this action after months of careful investigation. Directors have a fundamental obligation to provide complete and candid information when critical financing decisions are being made. We believe the facts warrant judicial review, and we intend to pursue the Company's claims and every appropriate remedy available to protect Rekor and its shareholders."

Berman continued, "This is a first step, not the end of our review. We continue to examine unusually high stock-borrow utilization rates, other unusual activity in Rekor common stock, and relevant financing and ownership matters. We will follow the evidence wherever it leads. Access to capital should not come at the expense of market integrity, corporate governance or the rights of public shareholders."

The Company noted that the securities-lending information available to it indicates unusually elevated borrowing utilization in its common stock. Such information does not, by itself, identify borrowers or establish improper trading. Rekor has not independently verified the third-party data, and any further action will depend on the facts developed and applicable law. No determination of unlawful trading activity has been made.

Rekor remains focused on executing its business strategy, addressing its financing needs and building long-term shareholder value.

About Rekor Systems, Inc.

Rekor Systems, Inc. (NASDAQ: REKR) develops and implements AI-powered roadway intelligence solutions that provide actionable insights for transportation management and public safety. Its technology helps government agencies and commercial organizations improve mobility, efficiency and safety. For more information, visit www.rekor.ai.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning litigation, ongoing reviews, potential remedies, financing needs and future actions. These statements are subject to risks and uncertainties, including the outcome and expense of litigation, the availability and interpretation of evidence, potential counterclaims, the reliability of third-party securities-lending data, the Company's ability to obtain additional financing and other risks discussed in its filings with the Securities and Exchange Commission. Actual results may differ materially. Rekor undertakes no obligation to update these statements except as required by law.

Investor and Media Contact

Charlie Degliomini | Rekor Systems, Inc. | ir@rekor.ai